As filed with the Securities and Exchange Commission on August 24, 2005

                                                    Registration No. 333-61584

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8
                       POST-EFFECTIVE AMENDMENT NO. 1 TO
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          General Binding Corporation
            (Exact name of registrant as specified in its charter)

              Delaware                                   36-0887470
     (State or other jurisdiction of       (I.R.S. Employer Identification No.)
    incorporation or organization)


                                 One GBC Plaza
                          Northbrook, Illinois 60062
                   (Address Of Principal Executive Offices)
                   ----------------------------------------

                          General Binding Corporation
                 Non-Employee Directors 2001 Stock Option Plan
                           (Full title of the plan)

                   ----------------------------------------

                              Steven Rubin, Esq.
                          General Binding Corporation
                                 One GBC Plaza
                          Northbrook, Illinois 60062
                                (847) 272-3000
 (Name, address and telephone number, including area code, of agent for service)

                         DEREGISTRATION OF SECURITIES

     This post-effective amendment (this "Amendment"), filed by General Binding Corporation (the "Company"), deregisters certain shares of the Company's Common Stock, $.125 par value per share ("Common Stock"), that had been registered for issuance under the General Binding Corporation Non-Employee Directors 2001 Stock Option Plan (the "2001 Plan") on the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on May 24, 2001 (File No. 333-61584) (the "Registration Statement").

     Pursuant to an Agreement and Plan of Merger, dated as of March 15, 2005, as amended August 4, 2005, by and among Fortune Brands, Inc., ACCO World Corporation, Gemini Acquisition Sub, Inc. and the Company (the "Merger Agreement"), Gemini Acquistion Sub, Inc. ("Acqusition Sub"), a wholly-owned subsidiary of ACCO World Corporation (renamed ACCO Brands Corporation immediately prior to the effective time of the merger, "ACCO"), merged with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of ACCO. On August 17, 2005, at the effective time of the merger (the "Effective Time"), all of the outstanding Common Stock of the Company was converted into the right to receive one share of ACCO common stock or cancelled pursuant to the Merger Agreement. As a result, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in its Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company's Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statement which remained unsold as of Effective Time.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Northbrook, state of Illinois, on this twenty second day of August, 2005.

                                         GENERAL BINDING CORPORATION


                                         By:  /s/ David D. Campbell
                                              ---------------------
                                              Name: David D. Campbell
                                              Title:  Chief Executive Officer


                                         By:  /s/ Neal V. Fenwick
                                              -------------------
                                              Name: Neal V. Fenwick
                                              Title:  Executive Vice-President


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Steven Rubin his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) hereto and to the registration statement to which this post-effective amendment relates, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 22, 2005.



         Signature                           Title
-----------------------------    ----------------------------------

/s/ David D. Campbell            Chief Executive Officer
---------------------            (principal executive officer)
Name: David D. Campbell


/s/ Neal V. Fenwick              Executive Vice President
-------------------              (principal financial and accounting officer)
Name: Neal V. Fenwick

/s/ Steven Rubin                 Vice President, Secretary and General Counsel
----------------
Name: Steven Rubin